DISTRIBUTOR AGREEMENT

This AGREEMENT is made and entered into by and between **AGUSTA S.p.A.**, an Italian company having its registered office at Via G. Agusta, 520 – 21017 Samarate (VA) ITALY, capital stock of Euro 702.537.000 fully paid; Fiscal Code, VAT. and Registration number 02512010121 at the Chamber of Commerce of Varese, subject to the direction and coordination of AgustaWestland N.V., hereinafter referred to as "AGUSTA",

and

King Express Group Limited (a wholly owned subsidiary of Technorient Limited), 10th Floor, Block A, Wo Kee Hong Building, 585-609 Castle Peak Road, Kwai Chung, New Territories, Hong Kong ("KEG");

(hereinafter referred to as "DISTRIBUTOR"),

And together referred as the "PARTIES".

WHEREAS The PARTIES wish to enter into a distributorship agreement relating to the promotion and sales of Agusta Helicopters and products related to them in Hong Kong and Macau upon the terms set out below;

WHEREAS this AGREEMENT is made for the purpose of defining the rights and obligations of the PARTIES

NOW IT IS HEREBY AGREED as follows:

The terms of this AGREEMENT supersede and replace completely all prior agreements either verbal or written related to the subject matter.

SECTION A

1. APPOINTMENT : PRODUCTS AND TERRITORY

Subject to the terms and conditions of this AGREEMENT, AGUSTA hereby appoints the DISTRIBUTOR as AGUSTA's exclusive distributor for the following list of new civil helicopters (hereinafter referred to as "HELICOPTER(S)" and together with relevant spare parts and other equipments and services purchased for the HELICOPTER(S), referred to as "PRODUCTS"):

- Agusta A 119 Koala
- Agusta A 109 Power
- Agusta Grand
- AW 139

DISTRIBUTOR shall promote and sell the PRODUCTS to Private company, institution or corporation; Emergency medical services provider; Local Governmental departments, agency and other institutions whose source of funds are wholly or partially come from the Local Government of Hong Kong or Macau; and Offshore services provider (hereinafter referred to as "CUSTOMERS") in Hong Kong and Macau (hereinafter referred to as "TERRITORY") with the following

Exceptions, exclusions and limitations:

- This Agreement excludes the provision of the PRODUCTS to Mainland China Government Agencies in the TERRITORY either through direct or indirect sales, leasing or service contracts, including provision through or in connection with operators (COMR formula or equivalent solution). The DISTRIBUTOR may however propose itself as a consultant for the promotion and support of specific Mainland China Governmental projects. AGUSTA will evaluate the DISTRIBUTOR' s proposal on a case by case basis. DISTRIBUTOR shall refrain from taking any action in this respect until a specific agreement in writing is executed by the PARTIES.
- AGUSTA may sell directly the PRODUCTS in the TERRITORY for which the DISTRIBUTOR has received sale rights under this AGREEMENT, under the conditions more specifically defined at Art. 16 of Section B.

The DISTRIBUTOR shall only purchase PRODUCTS directly from AGUSTA and not from a third party.

Although various vendor's items may be included from time to time in PRODUCTS, this AGREEMENT does not imply any right to representation of any vendor items.

2. RELATIONSHIPS BETWEEN THE PARTIES

DISTRIBUTOR shall not act as an agent or legal representative of AGUSTA under the terms of this AGREEMENT nor shall DISTRIBUTOR have any express or implied right or authority to assume or to create any obligation or responsibility on behalf of or in the name of AGUSTA or to bind AGUSTA in any manner whatsoever.

3. FINANCIAL ASSESSMENT

DISTRIBUTOR recognizes the importance of a secure financial position and agrees to maintain during the term of this AGREEMENT a financial structure and an operating capital satisfactory to AGUSTA for the execution of the terms of this AGREEMENT.

4. SPECIAL CONDITIONS

Sales of the Product in the Mainland China

DISTRIBUTOR may sell the PRODUCT in the Mainland China subject to the consent of AGUSTA on case by case basis. DISTRIBUTOR shall be entitled to an introduction fee payable by AGUSTA for any contract of sales of the PRODUCT in the Mainland China that is introduced by the DISTRIBUTOR. The amount of introduction fee shall be determined by Parties by separate agreements on a case by case basis. The introduction fee shall become payable upon execution of the contract.

SECTION B

DISTRIBUTOR AND AGUSTA COVENANTS

1. PLACE OF BUSINESS

a) DISTRIBUTOR agrees to establish and maintain a place of business equipped with offices, display facilities that are satisfactory to AGUSTA and have access to adequate flight and service facilities located on an airport or suitable site.

b) DISTRIBUTOR will make available to AGUSTA at its main premises an adequate office or space and relevant support facilities (fax, phone, internet connection, etc...) for use of AGUSTA personnel when temporarily located by the DISTRIBUTOR .

2. SALE AND SERVICE STAFF

DISTRIBUTOR agrees to set up and maintain adequate and competent personnel to promote the sale of the PRODUCTS in each of the market segments object of this AGREEMENT and have access to qualified personnel which include helicopter pilot(s) and technician(s). DISTRIBUTOR shall ensure that its personnel, as appropriate, attend regular training courses from time to time as stipulated by AGUSTA.

3. DEMONSTRATOR

DISTRIBUTOR recognises the value of having a HELICOPTER available to show to the public and agrees to own or to have available for demonstration, at all times at least, one (1) HELICOPTER which shall be of such age and condition, as to be appropriate and suitable to AGUSTA for use as a demonstrator.

4. USE OF TRADE NAMES

DISTRIBUTOR agrees not to use in DISTRIBUTOR's corporation, firm or individual name, the word AGUSTA or any other name adopted by AGUSTA for helicopters, parts, accessories, service or any words, names or combination or words or names closely resembling any of them, unless specifically approved in writing by AGUSTA.

5. MARKETING & SALES PROMOTION PROGRAMS

In order to position and maintain AGUSTA in a favourable market position DISTRIBUTOR shall:

(a) monitor the market and identify customer trends, business opportunities, competitive threats, political considerations and other potential influences related to the procurement process

(b) work with AGUSTA in developing coherent "win-strategies" for future business that are appropriate for the market..

(c) prepare and submit on an annual basis an advertising and promotional plan to be approved by AGUSTA for implementation by DISTRIBUTOR during the subsequent calendar year.

(d) conduct advertising and promotional activities for the sale of the PRODUCTS at its own expense with sales and promotional material for the PRODUCTS that has been approved in writing or provided by AGUSTA.

(e) When AGUSTA organizes exhibition and/or conferences in the TERRITORY the DISTRIBUTOR shall attend and provide its support as it will be agreed with AGUSTA.

(f) prepare and translate sales and promotional material into the local language of the country;

(g) identify opportunities and facilitate meetings between the customer and AGUSTA including courtesy visits, briefing sessions and technical meetings to promote the products and maintain contact with existing customers.

(h) submit requests for quotations for PRODUCTS to AGUSTA against requirements that DISTRIBUTOR may from time to time identify.

(i) provide reasonable information upon the request of AGUSTA regarding its policy in establishing the prices for the PRODUCTS.

(j) enter into separate contracts with AGUSTA related to the PRODUCTS utilising AGUSTA's standard terms of sale.

6. SALES SUPPORT

In order to maintain prompt and satisfactory service to CUSTOMERS, DISTRIBUTOR shall:

(a) Set up and maintain at least one up-to-date set of publications and other technical documentation which include flight manuals, maintenance manuals, service notes, service letters and other appropriate materials, for the PRODUCTS.

(b) Provide CUSTOMERS with warranty and service information originated, printed and provided by AGUSTA and keep them informed of all notes, letters, recommendations and other material as it is made available.

(c) Make available to CUSTOMERS any required HELICOPTER operating information.

(d) Maintain the currency of all qualified personnel

(e) Promptly provide AGUSTA with a copy of any unsatisfactory report of the PRODUCTS, a copy of any accident report and any request for standard warranty settlement.

(f) Not without the prior consent of AGUSTA in writing enter into any arrangement or any agreement of sub-distributorship or agency in relation to the PRODUCTS of any nature with any person, company or body other than the subsidiaries of the Technorient Limited.

(g) Assist with the importation, delivery and transportation arrangements in the TERRITORY for the PRODUCTS and be responsible for the customs clearance if necessary.

(h) Interface with the [Hong Kong and Macau Civil Aviation Board] in the TERRITORY related to the PRODUCTS.

(i) Provide support to the CUSTOMER in respect of travel and lodging arrangements, translation during training and any other support which the CUSTOMER may require during training.

(j) Shall not by any act or omission bring the reputation of AGUSTA or any company in the AgustaWestland Group and any of their products into disrepute.

(k) Shall provide relevant information and market intelligence of competing products and competitor's activities and tenders.

7. AFTER SALES SUPPORT

DISTRIBUTOR shall ensure that the after sales support for the PRODUCTS is carried out by a professional and reputable service organisation and provide details and recommendations of such organisations to AGUSTA.

DISTRIBUTOR shall provide support and assistance in securing the services of the nominated organisation in order for it to become an AGUSTA' s Service Centre.

8. MARKET REPORTS

DISTRIBUTOR shall submit quarterly reports to AGUSTA outlining the local market situation for each specific segments (ie VIP, utility, EMS, Police and other) and its proposed detailed sales programme. The report shall also include identification of all prospects and comments about the stage of each project, provide detailed information regarding customers and potential customers such as company name, contact person, operator name, maintenance organization (address, phone, e-mail, etc...). The DISTRIBUTOR shall provide the above information to AGUSTA in accordance with the privacy law applicable in the TERRITORY.

AGUSTA and DISTRIBUTOR shall review, at the end of each calendar year, the status of orders and options and DISTRIBUTOR shall take the appropriate action in accordance with the market demands.

9. FINANCIAL AND OPERATING STATEMENT

DISTRIBUTOR shall provide, upon AGUSTA's request, a complete and accurate financial and operating statement with supporting data, showing the true and actual condition of DISTRIBUTOR's business. AGUSTA agrees to hold said information in strict confidence.

10. VISITS

DISTRIBUTOR shall permit AGUSTA to visit the DISTRIBUTOR's facilities during business hours to ensure DISTRIBUTOR's

organisation complies with the requirements of this AGREEMENT, provided that reasonable period prior notice shall be given to DISTRIBUTOR.

11. CONFIDENTIAL INFORMATION

DISTRIBUTOR shall keep all information received from AGUSTA strictly confidential and with AGUSTA's approval only shall disclose such information to third parties, as may be considered essential to carry out the activities covered by this AGREEMENT.

12. COMPETING PRODUCTS

DISTRIBUTOR shall not, directly or indirectly or in any manner whatsoever, sell, buy, handle or deal in any products similar to or competitive with the PRODUCTS without prior written authorisation from AGUSTA.

13. LIABILITY

After delivery of the PRODUCTS, DISTRIBUTOR shall indemnify and hold harmless AGUSTA for all losses, damages, of whatever nature, personal injuries and property damage that may arise out of or be in any way connected with any negligence in handling, operating, maintaining, possessing, using or modifying the PRODUCTS by the DISTRIBUTOR.

In dealings with CUSTOMERS, DISTRIBUTOIR shall not incur any liability on behalf of AGUSTA or pledge AGUSTA's credit in any circumstances whatsoever.

14. PATENT AND TRADE MARKS

DISTRIBUTOR whenever aware of any infringements of AGUSTA'S patent design or trade mark in the TERRITORY by any third party, shall give AGUSTA prompt written notice and shall if required by AGUSTA at AGUSTA cost, assist AGUSTA in defending its rights related to such infringement.

DISTRIBUTOR shall not contest the validity of any patents, trade marks, designs or other intellectual property rights of AGUSTA directly or indirectly in any country nor apply to register any such intellectual property.

15. AGUSTA COVENANTS

AGUSTA shall provide the DISTRIBUTOR with all literature deemed necessary by AGUSTA to ensure that the DISTRIBUTOR may perform its obligations of this AGREEMENT

AGUSTA shall provide the DISTRIBUTOR with any available information which may support DISTRIBUTOR to promote the PRODUCTS.

AGUSTA shall respond to requests for quotations from DISTRIBUTOR in a timely manner utilising AGUSTA's standard conditions of sale. For the avoidance of doubt AGUSTA shall not be obliged to accept a contract from DISTRIBUTOR or a CUSTOMER which deviates from AGUSTA's standard terms, or the validity of which has expired, unless agreed in writing by AGUSTA.

16. AGUSTA DIRECT SALES

The aim of this AGREEMENT is to maximize the promotion and sale of the AGUSTA products in the TERRITORY with the support of the DISTRIBUTOR.

The PARTIES agree that situations may arise where DISTRIBUTOR, may not be in the most appropriate and favourable condition to successfully promote and sell the PRODUCTS in some specific projects or to specific prospects/operators. In such a case should AGUSTA directly sell or have sold the PRODUCTS for registration in the TERRITORY, in spite of the DISTRIBUTOR' s sale rights, a commission to be defined shall however be granted to the DISTRIBUTOR, depending on final sale conditions and on direct/indirect contribution from DISTRIBUTOR.

If AGUSTA sells directly PRODUCTS, the commission will range at AGUSTA' s discretion from a minimum of 1,5 %, in case the sale has been influenced by the DISTRIBUTOR'S general promotion and support of the PRODUCTS in the TERRITORY, to a maximum of 3% in case the DISTRIBUTOR has fully supported the sale to its final conclusion.

It is also understood that the commission granted to DISTRIBUTOR is provided in lieu of the discounts indicated at the SECTION C, Para 2 and is comprehensive of any and/all costs and/or expenses eventually borne by the DISTRIBUTOR for supporting AGUSTA in the specific case(s).

SECTION C

TERMS AND CONDITIONS

1. COMMITMENT AND DEPOSIT

DISTRIBUTOR commits within 30 days from the signature of this AGREEMENT to sign separate contracts in accordance with Annex 1 and delivery shall be made in accordance with AGUSTA's standard lead times.

DISTRIBUTOR shall pay to AGUSTA for each HELICOPTER:

a) Non refundable deposit of:

I. 150.000 Euro for Agusta A 119 Koala helicopter
II. 200.000 Euro for Agusta A 109 Power helicopter
III. 250.000 Euro for Agusta Grand helicopter
IV. 300.000 Euro for Agusta AW 139 helicopter

that shall be made upon the signature of each contract.

b) The residual amount to cover the sum of Down payment and Balance payment shall be made in accordance with AGUSTA STANDARD SALE CONTRACT in Annex 2.

2. PRICES AND PAYMENTS

AGUSTA shall provide to DISTRIBUTOR its market prices of new HELICOPTER and PRODUCTS in addition to quotations which may be requested from time to time by the DISTRIBUTOR. AGUSTA reserves the right to change at any time its market prices by giving written notification to DISTRIBUTOR.

DISTRIBUTOR undertakes that the final sale price of the PRODUCTS sold by the DISTRIBUTOR to its CUSTOMERS in the TERRITORY shall be in line with the AGUSTA market prices.

DISTRIBUTOR may apply lower prices and/or better sales conditions of the PRODUCTS than recommended by AGUSTA.

DISTRIBUTOR may also offer to its clients additional services/ equipment in connection with the sale of a helicopter and in such

case, the cost to the clients of such additional services/equipment shall be clearly and separately indicated from the helicopter final sale price.

3. <u>HELICOPTER, SPARE PARTS, EQUIPMENT AND SERVICES</u>

The HELICOPTER and spare parts, equipment and services purchased by the DISTRIBUTOR at the same time as the purchase of the HELICOPTER(S) shall benefit from discounts in comparison to AGUSTA' s standard price lists.

The discounts shall be as follows:

a) HELICOPTER	5%
b) Spare Parts	15%
c) GSE / Tools	15%
d) Accessories (completion kits)	15%
e) Training	15%

The discounts shall be considered as remuneration for the DISTRIBUTOR

4. <u>APPLICABLE CONTRACTS</u>

PRODUCTS shall be purchased against separate contracts as per Annex 2. The DISTRIBUTOR agrees that the terms and conditions as specified in the enclosed standard CONTRACT documents are non-negotiable, and shall remain enforceable for each HELICOPTER purchased.

SECTION D

1 EFFECTIVENESS AND TERMINATION

1.1 This AGREEMENT shall become effective from the date of its signature and shall continue in force and until 3 (three) years after the effective date unless terminated earlier in accordance with its provisions.

AGUSTA shall have the right to terminate or redefine this AGREEMENT at any time prior to its natural expiry, by giving 6 (six) months written notice to the DISTRIBUTOR, in case DISTRIBUTOR is in breach of any of its obligations, including those concerning:

- Purchase/Sales Commitments detailed in Annex 3
- Market reports
- Advertising and promotional plan
- Sales promotion programs
- After Sale Support
- Competing Products
- Payment Terms
- Organisation structure
- Territory limitations

1.2 AGUSTA shall be entitled to terminate this AGREEMENT without notice by either PARTY in the event of the instruction of voluntary or involuntary bankruptcy proceedings by or against DISTRIBUTOR. For the purpose of this subparagraph "Bankruptcy" shall mean any proceedings under Italian, or other country, bankruptcy laws.

1.3 DISTRIBUTOR shall immediately notify AGUSTA in writing of the occurrence of any of the events specified below:

(a) reorganisation, arrangement, insolvency or liquidation proceedings, whether initiated by or against DISTRIBUTOR, or in case of partnership, against any member of the partnership, except bankruptcy proceedings (ref. Section D para 1.2)

(b) DISTRIBUTOR's failing to secure an appropriate licence to perform any functions required hereunder or a renewal thereof in those areas requiring licences or suspension or revocation of such licence.

In the event of any of the above occurring AGUSTA may terminate this AGREEMENT by giving the DISTRIBUTOR written notice. The AGREEMENT will be terminated Immediately.

SECTION E

CONSEQUENCE OF TERMINATION

1. SUMS DUE TO AGUSTA FROM DISTRIBUTOR

Upon termination of this AGREEMENT, DISTRIBUTOR will immediately pay to AGUSTA all sums due at the time of such termination. Upon termination DISTRIBUTOR shall immediately return to AGUSTA all material and equipment belonging to AGUSTA or under its control.

2. SIGNS, NAMES, TRADE-MARKS, STATIONERY, ADVERTISING

Upon termination of this AGREEMENT, DISTRIBUTOR shall immediately discontinue the use of names, trade-marks, signs, symbols, stationery, advertising or anything else that may imply that the DISTRIBUTOR may represent AGUSTA..

3. OWNER FOLLOW-UP AND NOTIFICATION SYSTEM

DISTRIBUTOR shall upon termination, supply AGUSTA with a written list of the name and address of all CUSTOMERS, inclusive serial number of HELICOPTER delivered. The DISTRIBUTOR shall provide the above information to AGUSTA in accordance with the privacy law applicable in the TERRITORY.

4. UNFULFILLED ORDERS

In case of termination, the PARTIES shall not be relieved from the fulfillment of their respective outstanding commitments, unless otherwise negotiated and agreed in writing upon by both PARTIES.

It is understood between the PARTIES that in case of early termination, DISTRIBUTOR's order commitment in the year(s) following the year of termination shall lapse.

All sale contracts, which have become effective before the date of termination of this AGREEMENT, will continue to be in force and both AGUSTA and DISTRIBUTOR shall remain bound by the relevant provisions.

5. EFFECT OF TRANSACTION AFTER TERMINATION

In the event of the acceptance of orders from DISTRIBUTOR or the continuance of sale of PRODUCTS to DISTRIBUTOR or any other act of AGUSTA after termination of this AGREEMENT, such act or acts shall not be considered as a renewal of this AGREEMENT for any further term nor as a waiver of the termination.

SECTION F

GENERAL

1. AMENDMENT

Any Amendment required to this AGREEMENT shall be effective when agreed in writing between PARTIES.

2. ACTIVITIES OF OTHER DISTRIBUTORS

DISTRIBUTOR shall have no claim whatsoever against AGUSTA for damages suffered as a result of activities by dealers in other territories

3. WAIVER

The failure of either PARTY at any time to require performance of the other PARTY for any provision of this AGREEMENT shall not affect in any way the full right to require such performance at any time thereafter, nor shall the waiver by either PARTY of a breach of the same or any other such provisions, constitute a waiver of the provision itself.

4. APPLICABLE LAW

This AGREEMENT is construed and governed according to Italian Law.

5. ARBITRATION

Any dispute concerning the validity, interpretation, performance or breach of this AGREEMENT which the Parties can not amicably compose shall be finally settled under the Rules of International Chamber of Commerce (ICC) by three arbitrators appointed in accordance with the said Rules.
The arbitration shall be held in Milan in English language.

6. NOTICES

Any notice given hereunder shall be in writing by fax and confirmed through a registered postage.

The following address shall be used for AGUSTA

AGUSTA Spa
Via G. Agusta, 520
21017 CASCINA COSTA DI SAMARATE
Varese - Italy

Civil Sales & Marketing Direction
Area of Sales

Fax: +39 0331 229930

The following address shall be used for DISTRIBUTOR

King Express Group, Ltd
10th Floor, Block A, Wo Kee Hong Building
585-609 Castle Peak Road
Kwai Chung
New Territories
Hong Kong

Fax: (852) 25217198

7. RELATIONSHIP

The PARTIES have entered into this AGREEMENT as independent contractors. This AGREEMENT shall not constitute, create, give effect to, or otherwise imply a joint venture, partnership or formal business organisation of any kind, nor shall it grant or be construed as granting any right or interest in any intellectual property of whatsoever nature.

8. ASSIGNMENT

DISTRIBUTOR shall not assign the benefits and obligations of this AGREEMENT without the written consent of AGUSTA.

9. LANGUAGE

All communications between the PARTIES in relation to this AGREEMENT shall be in the English language.

In witness whereof this AGREEMENT is executed in duplicate each one of the PARTIES hereto keeping one copy.

King Express Group Limited

TITLE Chairman and Director

NAME Richard Man Fai LEE

For and on behalf of
KING EXPRESS GROUP LIMITED
[Chinese characters in stamp]

SIGNATURE

Authorised Signature(s)

DATE 30 October 2007

AGUSTA S.p.A.

TITLE

NAME

SIGNATURE

DATE